EXHIBIT 99.2

Earnings Conference Call October 26, 2006

Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. We have continuing good news to discuss with you today!

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for 3rd quarter 2006. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

First, I would like to address revenue for 3rd quarter 2006. It was $18.7 million, an increase of 41% over 3rd quarter 2005, and our strongest quarter ever, even surpassing our very strong 2nd quarter of 2006. It was also our 15th consecutive positive quarter in terms of Operating Income and Cash Flow. For the third quarter of 2006 our gross margins were 68% of revenue and our operating margins were an outstanding 26.6% of revenue.

Our backlog, or firm business, for Q4 as of today is $21.5 million. Backlog is defined as orders already shipped between October 1st, 2006, and today, plus firm purchase orders scheduled to ship before December 31, 2006. The results of Q3 2006 and the strong backlog announced today confirm once again that our strategies are working worldwide.

New accounts continued to grow during the 3rd Quarter. During the quarter, we sold an additional 381 new accounts, including 58 new banks, and 323 new Enterprise Security customers. YTD we have sold 1,083 new accounts, including 138 new banks and 945 new Enterprise Security customers. Comparatively, for all of 2005, we produced 821 new accounts, including 89 banks and 732 Enterprise Security customers. We now have over 550 banks and approximately 3,300 Enterprise Security customers including corporations, federal, state and local governments as customers located in over 100 countries around the world.

Most importantly, we are making significant business progress in the U.S. While our revenues in the third quarter in the U.S. were less than in the second quarter, the trend in new accounts that we experienced in Q2 2006, is continuing and even strengthening this quarter. In fact, 29 of the 58 new banks in Q3 were signed here in the US. This success has definitely been fueled by the very strong banking industry directive issued on October 12, 2005 here in the United States by the FFIEC, an umbrella group of regulators that includes the FDIC. The FFIEC directive has raised the security awareness of U.S. banks dramatically. VASCO is reaping the benefits of this enhanced awareness and we believe that we can do better in the U.S. banking market. While many banks are making the right decision by opting for the proven strong authentication solutions of longstanding security companies, others are deciding on a “meets minimum” approach, due to the stringent deadline. We believe that these banks will realize in 2007 that the products they have installed do not offer a good user experience. And user experience is key for every successful authentication project. In 2008/2009, we believe that these banks will reconsider and opt for mature, proven solutions from established vendors, replacing those installed in 2006 and 2007.

We are seeing many different types of new banks becoming VASCO customers. We have the big institutions, whose names you all know. But there are also the small, community-type of banks. We must not forget that even the smallest bank will have to be FFIEC-compliant.

The large banks, we tackle via direct sales. To reach the large number of smaller banks, we have established tight and successful business partnerships with leading banking solution providers such as Fiserv, Fundtech and others. For the nine months ended September 30, 2006 our U.S. revenues were up 63% from 2005 and are already 24% better than our full-year 2005 results in the U.S.

We must not forget that all our regions are doing great. Europe, our traditional stronghold, shows growth in both the banking and the Enterprise Security market. Other important markets, like Latin America and APAC, are performing extremely well too.

VASCO’s Sustainable, Repeatable Sales Model:

All of you should know this one by now. I have been consistent with this message for 15 quarters. Namely, that VASCO has developed a sustainable, repeatable sales model mainly driven by our strong vertical market, banking and finance. Our bank customers launch multi-year projects that are supported by our strong authentication products. These projects are directed towards large corporate and consumer audiences and are rolled out over 2-4 years. Additionally, we continue to add new banks every quarter that contribute an ever-growing number of new projects. This has created the “layering or stacking effect” that I often speak about, and is driving our top line revenue and guidance.

Of course, VASCO does not only sell to banks. We use the same products that we have developed for the banking markets in other sectors, and with success. We are experiencing continuing success in the

Enterprise Security market, and are continuously reinforcing our product offerings for that sector. The recent acquisition of “all-in-one” Unified Threat Management vendor Able N. V. strengthens our offerings and our position in Enterprise Security.

Full-Option, ALL-Terrain Model:

We introduced our All Terrain Strategy in the first quarter of 2006 to further penetrate and protect our existing and growing customer base. We will expand our flexible platform, VACMAN Controller, to support a growing array of authentication products. Some of those products, like our Digipass for Web, which we announced in the 1st quarter, will allow customers to implement a strong authentication solution as a complement to or as an alternative to deploying hardware authentication devices. With the addition of Digipass for Web, VASCO will be able to serve and authenticate every audience that needs strong authentication, from people buying a book online once a year to CFO’s of companies, transacting millions of dollars on a daily basis. We will also be looking to acquire companies that can expand our authentication product offerings and product development capabilities.

We are seeing some significant interest in Digipass for Web. In fact, we expect the first Digipass for Web customers in the U.S. to sign up in the very short term. Our software Digipass are also doing well in general. Next to Digipass for Web, we see a growing interest in Digipass for Java Phone, resulting in firm orders where our customers offer their clients a choice of a hardware Digipass or a software Digipass for Java phone.

In Q3, 2006 we sold and shipped a record 2.9 million Digipass units, once again demonstrating the effectiveness our strategies, focus and execution. Program-to-date, approximately 28 million Digipass units have been sold and shipped. We expect that our unit sales will continue to accelerate as we develop new markets and identify new audiences for the Company’s products.

I believe that VASCO is living up to its reputation for focus and discipline. We focus on markets where we have a differentiated and unique platform. We don’t spend money lavishly, but focus on profitability for our shareholders. We don’t acquire companies recklessly, but use a disciplined, well-developed process that assures a fair price, and an optimal and profitable outcome.

The acquisition of the UTM company Able N.V. is a good example of this strategy. Able is a profitable company with great products and good people. The company has already integrated VACMAN Controller into their award winning aXs Guard product line. Able was primarily active in the Benelux. We believe that we can quickly grow the sales of aXs Guard in the short term, by selling the product on a larger scale, through VASCO’s worldwide sales channel.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan congratulations to you and your team on another fine quarter.

Thank you, Ken.

Ladies and gentlemen, last quarter was instrumental in the development of VASCO as the “Full Option, All Terrain Authentication Company”.

With regards to the products, we have known a major evolution. We broadened our product range, without endangering our focus, and the cohesion of our offerings.

As the authentication company, VASCO specializes in guaranteeing that only the right designated persons get access to a network.

By adding Fraud Detection and Analysis services, VASCO broadens its range beyond the pure authentication.

Very recently, VASCO announced that it acquired the Belgian UTM appliance vendor Able N.V. Thanks to Able, VASCO adds an UTM appliance with 20 functions to its offerings, including VPN, firewall, anti-virus, hacker detection, statistics & reporting, content scanning and more. VACMAN Controller is already integrated into Able’s award winning aXs Guard product.

The result is that VASCO has a comprehensive and integrated product range, gathered around VACMAN Controller. The flexibility of the system allows us, even more than before, to offer our customer “à la carte” authentication and e-security.

If we translate VASCO’s offerings to the physical world, we could say that strong authentication is about doors and keys. Fraud Detection focuses on police patrols, guards, cameras and security reports. The acquisition of Able adds gates, barbed wire and alarm systems to the offering.

Around VACMAN Controller, its core authentication platform, VASCO is building an integrated, comprehensive security model, with strong authentication as the centre, surrounded by building blocks with related technologies.

With regards to the markets, we can state that VASCO grows in every geographical market. As Ken already mentioned, we have continuing success in the U.S.A. In Q3, we won 29 new banks in the United States, bringing the total number of US banking customers to over 80.

In Europe, both the Enterprise Security and the banking markets are growing rapidly, whilst we are making headways in Latin America and Asia.

Our vertical reach is expanding too. In addition to the “traditional” banking and enterprise security markets, VASCO is breaking through in the b-to-b e-commerce market. We also see encouraging signs in b-to-c e-commerce and in e-government.

In the vertical markets, it is clear that our products are used beyond the banking sector. We will, of course, keep our focus on the financial sector, but without turning a blind eye at opportunities in other sectors. We are implementing clear business models for a number of strategic verticals. You will hear a lot more from this.

The people: At the end of Q3, VASCO counted 161 employees. Although it isn’t easy to find the right kind of people, we succeed in attracting new, competent professionals. And, importantly, we succeed in growing without jeopardizing our profitability!

The cash: We are on Cliff Bown’s terrain here. I won’t say too much about our financial position, but it is important to know that we succeed in financing our own growth and acquisitions with our own cash. We have proven this with the acquisitions of AOS-Hagenuk, Logico AND Able.

Ladies and gentlemen, as you know, our product and market strategy is simple, but effective.

1.	we develop a product range that suits every bank’s needs;

2.	we take that product range to other vertical markets, beyond banking;

3.	we add products and technologies that are needed to suit the specific needs of customers within those verticals.

Some people might still think that VASCO is a vendor of low cost hardware tokens to the financial sector. They are wrong.

That image does not correspond with the reality, for the following reasons:

1.	Low cost: The full-option strategy is working. If you look at VASCO’s gross margin, you will understand that we are creating a substantial added value. Customers do not only buy our Digipass products, they also go for VASCO’s software and services. They opt for VASCO’s authentication platform. When they become a VASCO customer, they choose for VASCO’s know-how, experience and customer dedication. That is one of the secrets of VASCO’s success. Another reason is that, once companies have installed VACMAN Controller, their growth path to tomorrow’s authentication needs is wide open. All of VASCO’s current and future products, services and technologies are and will be compatible with VACMAN Controller and, later, with our Identikey server.

2.	Hardware: We see an increasing interest in software Digipass, including Digipass for Java Phone and Digipass for Web. Last quarter, we have added fraud detection and analysis services to our offerings. At the server side, VACMAN Controller gets the recognition that it deserves: an extremely flexible, easy to integrate, to use and to maintain server authentication product.

The acquisition of Able and the launch of the fraud detection services have widened our product range dramatically.

3.	Tokens: a Digipass is much more than a token. Calling a Digipass a token is the same as calling a pc a typewriter.

A token is a quite basic hardware tool that calculates one-time passwords. VASCO’s Digipass is much more. Functionalities of Digipass are: User Authentication, Digital and Electronic Signatures, Host Authentication, Challenge-Response, Time Based authentication, Event Based authentication, DES, 3DES, AES, OATH, EMV-CAP algorithms, certificates (PKI).

4.	financial sector: We are quickly growing our all-terrain strategy. We have customers in over 50 different vertical markets, from banking over national soccer leagues, ASP’s in the real estate sector, telco’s etc.

The financial sector will stay a crucial part of our offering, but VASCO’s reach goes beyond banking.

Ladies and gentlemen, VASCO is growing rapidly, and is very successful in adapting to ever changing market condition. We are convinced that we will do even better in the future.

Thank you.

Ken Hunt Introduce Cliff Bown:

At this time I would like to turn the call over to Cliff Bown, our Chief Financial Officer.

CLIFF:

Thank you Ken and hello to all on the call.

Revenues for the third quarter and nine months ended September 30, 2006 were $18.7 million and $50.9 million, respectively, an increase of $5.4 million or 41% over the third quarter of 2005 and an increase of $13.8 million or 37% over the nine months ended September 30, 2005.

Compared to 2005, the increase in revenue for the third quarter and nine months ended September 30 reflected significant increases from both the Banking and the Enterprise Security markets. Revenues in the third quarter of 2006 from the Banking and the Enterprise Security markets increased 44% and 25%, respectively. Revenues for the nine months ended September 30, 2006 from the Banking and the Enterprise Security markets increased 38% and 36%, respectively.

The distribution of our revenue in the third quarter of 2006 between our two primary markets was 86% from Banking and 14% from Enterprise Security and compares to 84% form Banking and 16% from Enterprise Security in 2005. For both the nine months ended September 30, 2006 and 2005 approximately 85% came from the Banking and 15% came from Enterprise Security.

The geographic distribution of our revenue in the third quarter of 2006 was slightly different than in 2005. In the third quarter of 2006, approximately 58% of revenue came from Europe, 6% from the U.S., and the remaining 36% came from other countries, which included significant contributions from Asia, India, South America and Australia. For the third quarter of 2005, 60% of the revenue was from Europe, 10% was from the U.S. and 30% was from other countries.

The geographic distribution of our revenue for the nine months ended September 30, 2006 was approximately 62% from Europe, 9% from the U.S., and the remaining 29% from other countries. For the nine months ended September 30, 2005, 75% of the revenue was from Europe, 8% was from the U.S., 17% was from other countries. As a result of our increasing customer base, our revenues are getting spread more broadly to other countries.

Gross profit as a percentage of revenue increased significantly in the third quarter of 2006 compared to the third quarter of 2005. Gross profit as a percentage of revenue for the third quarter of 2006 was 68% compared to 61% in 2005. For the nine months ended September 30, 2006 gross profit as a percentage of revenue was approximately 67% compared to 63% for the same period in 2005. The improvement in margins are being driven by the components; our mix of business continues to shift towards our lower priced products that are highly suitable for the consumer market, we continue to get find ways to reduce the cost of our manufactured product (and in fact the percentage reduction in the cost of manufacturing has been greater than the reduction in our average sales price), and we have experienced lower costs in areas where those costs are not attributed directly to a product.

As has often been noted previously, our Full-Option strategy has positioned the company to compete effectively for the larger deployments of Digipasses, especially in the consumer market, and has resulted in significant increase in the number of Digipasses sold. VASCO shipped approximately 2.9 million Digipasses in the third quarter 2006, an increase of 60% over the third quarter of 2005. For the nine months ended September 30, 2006, VASCO shipped approximately 7.4 million Digipasses, which was a 50% increase in units over the nine months ended September 30, 2005. The average selling price per Digipass, including related software, was approximately $6.39 for the third quarter of 2006 and $6.90 for the nine months ended September 30, 2006. In 2005, the average selling price per Digipass, including related software was approximately $7.23 for the third quarter and $7.54 for the nine months ended September 30th.

Operating expenses for the third quarter of 2006 were $7.8 million, an increase of $2.2 million or 40% from the third quarter of 2005. Operating expenses for the quarter included $455,000 related to stock-based incentive plans.

Operating expenses for the third quarter increased by $1,183,000 million or 35% in sales and marketing, $544,000 or 60% in research and development, and $496,000 or 44% general and administrative when compared to the third quarter in 2005. The majority of the increase in the sales and marketing area were related to the Company’s increased investment is sales staff and marketing programs. The increase in research and development costs was primarily related to increased compensation due to increased headcount largely from our acquisition of Logico in May of 2006. The increases in the general and administrative categories were primarily related to increases in headcount, stock-based incentive program costs, increased insurance costs and increased professional service costs.

Operating expenses for the first nine months of 2006 were $22.1 million, an increase of $5.5 million or 33% from the comparable period of 2005. Operating expenses for the nine-month period in 2006 included $1.2 million related to stock-based incentive plans. The reasons for the increase in the expense for the nine-month period are generally the same as previously noted for the quarter over quarter comparison.

Operating income for the third quarter of 2006 was $4,976,000, an increase of $2,438,000 million, or 96%, from the $2,538,000 reported in the third quarter of 2005. Operating income for the nine months ended September 30, 2006 was $11,958,000, an increase of $5,212,000, or 77%, from the $6,746,000 reported in the nine months ended September 30, 2005.

Operating income as a percent of revenue, or operating margin, was approximately 26.6% for the quarter and 23.5 % for the nine months ended September 30, 2006. The operating margin is approximately 7.5 percentage points for the quarter and 5.3 percentage points higher for the nine month period of 2006 when compared to the same periods of 2005. The increase in operating margin for the quarter is attributable both an improvement in gross margins and to the reduction in operating expenses as a percentage of revenue.

Income tax expense for the third quarter of 2006 was $1.7 million, an increase of approximately $715 thousand from the third quarter of 2005. The increase in tax expense is attributable to higher pre-tax income partially offset by a lower effective tax rate. The effective tax rate was 33.5% for the third quarter of 2006 compared to 35% for the third quarter of 2005.

Income tax expense for the first nine months of 2006 was $4.0 million, an increase of approximately $1.5 million from the same period in 2005. The increase in tax expense reflects the tax on increased earnings as the effective tax rate for the both the first nine months of 2006 and 2005 was 35%. The tax rate for the first nine months of 2006 is higher than the expected tax rate for the full year as it does not include a benefit for the impairment charge. The normalized effective tax rate for full-year 2006 is currently 33% and compares to 35% in 2005. The effective tax rate for both periods reflects the Company’s estimate of its full-year tax rate at the end of each respective period. The rate reported in 2006 is lower than the rate reported in 2005 as the Company’s expectation of earnings in countries in which the Company has a tax loss carryforward are higher in 2006 than they were at the end of the third quarter in 2005.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) from continuing operations was $5.3 million and $12.2 million for the third quarter and nine months ended September 30, 2006, respectively. EBITDA in 2006 reflects an improvement of $2.3 million or 79% from the third quarter of 2005 and an improvement of $4.1 million or 51% for the nine months ended September 30, 2005. The third quarter of 2006 reflected the fifteenth consecutive quarter of positive operating cash flow.

The makeup of our workforce as of September 30, 2006 was 161 people worldwide with 92 in sales, marketing and customer support, 49 in research and development and 20 in general and administrative. The average headcount for the nine months ended September 30, 2006 increased by approximately 37 persons or 33% over the average headcount in 2005

Finally, I like to make a few comments on the balance sheet. Our net cash balance and working capital balance both increased substantially from the prior quarter as a result the Company’s strong operating performance. During the third quarter, our net cash balance, total cash less bank borrowings, increased $7.4 million, or 57%, to $20.4 million from $13.0 million at June 30, 2006. Our working capital increased $4.2 million, or 21%, to $24.0 million from $19.9 million at March 31, 2006. Bank borrowings noted on the balance sheet of $3.1 million were borrowed under the line of credit and relate solely to our hedging program. There was no impact on working capital from the hedging program as the additional cash was offset by short-term debt.

I am pleased to report that we were able to fully fund the recently announced acquisition of Able with our internally generated cash balances.

During the quarter our Days Sales Outstanding in accounts receivable decreased from 81 days at June 30, 2006 to 66 days at the end of the third quarter. The decrease in DSO is primarily related to the full payment of aged receivables and a reduction in the percentage of the full quarter’s revenue that was recognized in last month of the quarter.

The Company continues to have no term debt. The Company has approximately $421,000, as of September 30, 2006, available for additional borrowings under its line of credit that is secured by its receivables.

Now, I would like to turn the meeting back to Ken.

Comments on 4th Quarter and Full-Year 2006 – Ken Hunt

First, I would like to comment on order backlog for Q4 2006. As of this date, we have firm orders with shipments scheduled for the 4th Quarter of approximately $21.5 million. Any new orders received before quarter’s end and shipped during the quarter would be additive to this number. This backlog shows the strength of our order flow, as it is 69% higher than the $12.7 million backlog going in to Q4 2005. In addition, the backlog is 23% higher than the $17.5 million in revenues reported for Q4 2005.

Today, we are updating guidance for full-year 2006. As in the past, we only comment on annual numbers, not quarterly numbers. First, we maintain our estimate that full-year revenue will grow 35%-45% in 2006 over 2005. Second, we maintain our estimate that full-year gross margins will be in the range of 60% to 65% of revenue. We are, however, now projecting that operating income will be in the range of 20% to 25% of revenue on a U.S. GAAP basis, up from our previous estimate of 15% to 20%.

In summary, we are very pleased with our results for Q3 2006, and look forward to a strong performance for the remainder of 2006. And, as always, you can rely on VASCO’s people to do their very best!

Q&A Session:

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please re-enter the queue after the answers to your initial questions have been given.

Operator